MAXCO, INC. AND SUBSIDIARIES
EXHIBIT 21 — SUBSIDIARIES OF MAXCO, INC.

SUBSIDIARIES OF MAXCO, INC.

State of
Incorporation

Atmosphere Annealing, Inc.	Michigan

PSI Co. (formerly Pak-Sak Industries, Inc.)	Michigan

Parcco, Inc.	Michigan